As filed with the Securities and Exchange Commission on December 1, 2023

Securities Act File No. 333-272370

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No	☐
Post-Effective Amendment No. 2	☒

(Check appropriate box or boxes)

THE ALGER PORTFOLIOS

(Exact Name of Registrant as Specified in its Charter)

Registrant’s Telephone Number, including Area Code: (212) 806-8800

100 Pearl Street

New York, New York 10004

(Address of Principal Executive Offices)

Tina Payne, Esq.

Fred Alger Management, LLC

100 Pearl Street

New York, New York 10004

(Name and Address of Agent for Service)

COPY TO:

Nicole M. Runyan, Esq.

Kirkland & Ellis

601 Lexington Avenue

New York, New York 10022

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”).

Explanatory Note

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Part C to the Registration Statement (including signature page).

3.	Exhibits (1-d) and (12) to Item 16 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file: (1) certain amendments to the Registrant’s Declaration of Trust as Exhibit (1-d) to Item 16 to this Registration Statement on Form N-14 (the “Registration Statement”), and (2) an opinion and consent of counsel as to tax matters in connection with the reorganization of Alger Weatherbie Specialized Growth Portfolio, a series of the Registrant, with and into Alger Small Cap Growth Portfolio, also a series of the Registrant, as Exhibit (12) to Item 16 to the Registration Statement.

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on June 2, 2023 and the definitive versions thereof filed with the SEC on August 8, 2023 pursuant to Rule 497 under the Securities Act, are incorporated by reference herein.

PART C

OTHER INFORMATION

Item 15.	INDEMNIFICATION

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 67 to The Alger Portfolio’s (“Registrant”) Registration Statement on Form N-1A (the “Registration Statement”), filed with the SEC on April 14, 2023.

Item 16.	EXHIBITS

Exhibit No.	Description of Exhibit

(1)	Charter:

(1-a)	Amended and Restated Declaration of Trust, dated September 13, 2012 (incorporated by reference to Post-Effective Amendment No. 42 to the Registration Statement, filed with the SEC on April 12, 2013)

(1-b)	Certificate of Amendment to Declaration of Trust, dated August 7, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(1-c)	Certificate of Amendment to Declaration of Trust, dated October 31, 2019 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(1-d)	Certificate of Amendment to Declaration of Trust, dated November 29, 2023 (Alger Weatherbie Specialized Growth Portfolio) (filed herewith)

(2)	Amended and Restated By-laws of Registrant (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(3)	Not Applicable

(4)	Plan of Reorganization (incorporated by reference to the definitive version of the Prospectus/Information Statement included in Registrant’s Registration Statement on Form N-14, filed on August 1, 2023)

(5)	Reference is made to Exhibits (1) and (2) hereof

(6)	Investment Advisory Contracts:

(6-a)	Investment Advisory Agreement between Registrant and Fred Alger Management, LLC (“FAM”), dated January 17, 2007 (incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement, filed with the SEC on April 12, 2007)

(6-b)	Amendment to Investment Advisory Agreement, dated September 17, 2019 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(6-c)	Amendment to Investment Advisory Agreement, dated September 29, 2020 (incorporated by reference to Post-Effective Amendment No. 65 to the Registration Statement, filed with the SEC on April 16, 2021)

(6-d)	Contract to Support Fee Waiver/Expense Reimbursement for Alger Large Cap Growth Portfolio, dated September 17, 2018 (incorporated by reference to Post-Effective Amendment No. 61 to the Registration Statement, filed with the SEC on April 15, 2019)

(6-e)	Contract to Support Fee Waiver/Expense Reimbursement for Alger Mid Cap Growth Portfolio, dated September 22, 2021 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(6-f)	Contract to Support Fee Waiver/Expense Reimbursement, dated March 28, 2023 (incorporated by reference to Post-Effective Amendment No. 67 to the Registration Statement, filed with the SEC on April 14, 2023)

(6-g)	Form of Sub-Advisory Agreement between FAM and Weatherbie Capital, LLC (incorporated by reference to Post-Effective Amendment No. 53 to the Registration Statement, filed with the SEC on February 6, 2017)

(6-h)	Amendment to Sub-Advisory Agreement, dated September 29, 2020 (incorporated by reference to Post-Effective Amendment No. 65 to the Registration Statement, filed with the SEC on April 16, 2021)

(6-i)	Amendment to Sub-Advisory Agreement, dated September 22, 2021 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(6-j)	Amendment to Sub-Advisory Agreement, dated December 6, 2022 (incorporated by reference to Post-Effective Amendment No. 67 to the Registration Statement, filed with the SEC on April 14, 2023)

(7)	Underwriting Contracts:

(7-a)	Amended and Restated Distribution Agreement between Registrant and Fred Alger & Company, LLC (“FAC”), dated May 19, 2015 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(7-b)	Amendment to Amended and Restated Distribution Agreement, dated September 29, 2020 (incorporated by reference to Post-Effective Amendment No. 65 to the Registration Statement, filed with the SEC on April 16, 2021)

(8)	Bonus or Profit Sharing Contracts: Not applicable.

(9)	Custodian Agreements:

(9-a)	Custodian Agreement between Brown Brothers Harriman & Co. (“BBH”) and Registrant, dated February 29, 2008 (incorporated by reference to Post-Effective Amendment No. 30 to the Registration Statement, filed with the SEC on March 12, 2008)

(9-b)	Amendment to Custodian Agreement, dated January 6, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(9-c)	Amendment to Custodian Agreement, dated November 15, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(9-d)	Amendment to Custodian Agreement, dated December 20, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(9-e)	Amendment to Custodian Agreement, dated October 15, 2018 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(9-f)	Amendment to Custodian Agreement, dated January 4, 2021 (incorporated by reference to Post-Effective Amendment No. 65 to the Registration Statement, filed with the SEC on April 16, 2021)

(9-g)	Amendment to Custodian Agreement, dated December 7, 2021 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(9-h)	Amendment to Custodian Agreement, dated January 18, 2023 (incorporated by reference to Post-Effective Amendment No. 67 to the Registration Statement, filed with the SEC on April 14, 2023)

(10-a)	Rule 12b-1 Plan: Class S Distribution Plan, dated September 13, 2022 (incorporated by reference to Post-Effective Amendment No. 67 to the Registration Statement, filed with the SEC on April 14, 2023)

(10-b)	Rule 18f-3 Plan: Rule 18f-3 Multiple Class Plan dated March 23, 2022 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(11)	Opinion and Consent of Massachusetts counsel (incorporated by reference to Registrant’s Registration Statement on Form N-14, filed with the SEC on June 2, 2023)

(12)	Opinion and Consent of counsel regarding tax matters (filed herewith)

(13)	Other Material Contracts:

(13-a)	Shareholder Administrative Services Agreement among Alger Shareholder Services, Inc., Registrant, et al., effective February 28, 2005 (incorporated by reference to Post-Effective Amendment No. 25 to the Registration Statement, filed with the SEC on April 11, 2005)

(13-b)	Amendment No. 1 to Shareholder Administrative Services Agreement, effective June 30, 2007 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-c)	Amendment No. 2 to Shareholder Administrative Services Agreement, effective June 30, 2010 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-d)	Amendment No. 3 to the Shareholder Administrative Services Agreement, effective December 29, 2010 (incorporated by reference to Post-Effective Amendment No. 38 to the Registration Statement, filed with the SEC on April 13, 2012)

(13-e)	Amendment No. 4 to Shareholder Administrative Services Agreement, effective August 1, 2016 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-f)	Amendment No. 5 to Shareholder Administrative Services Agreement, effective December 28, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-g)	Amendment No. 6 to Shareholder Administrative Services Agreement, effective September 29, 2020 (incorporated by reference to Post-Effective Amendment No. 65 to the Registration Statement, filed with the SEC on April 16, 2021)

(13-h)	Amendment No. 7 to Shareholder Administrative Services Agreement, effective September 22, 2021 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(13-i)	Transfer Agency Agreement Between Certain Investment Companies Managed by FAM (including Registrant) and UMB Fund Services, Inc., dated October 5, 2019 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-j)	Amendment to Transfer Agency Agreement, dated October 1, 2021 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(13-k)	Amendment to Transfer Agency Agreement, dated October 5, 2022 (incorporated by reference to Post-Effective Amendment No. 67 to the Registration Statement, filed with the SEC on April 14, 2023)

(13-l)	Fund Administration Agreement for Registrant, dated September 29, 2020 (incorporated by reference to Post-Effective Amendment No. 65 to the Registration Statement, filed with the SEC on April 16, 2021)

(13-m)	Accounting Agency Agreement between BBH and Registrant dated February 29, 2008 (incorporated by reference to Post-Effective Amendment No. 30 to the Registration Statement, filed with the SEC on March 12, 2008)

(13-n)	Amendment to the Accounting Agency Agreement, dated June 1, 2009 (incorporated by reference to Post-Effective Amendment No. 38 to the Registration Statement, filed with the SEC on April 13, 2012)

(13-o)	Amendment to the Accounting Agency Agreement, dated October 24, 2011 (incorporated by reference to Post-Effective Amendment No. 38 to the Registration Statement, filed with the SEC on April 13, 2012)

(13-p)	Amendment to the Accounting Agency Agreement, dated January 6, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-q)	Amendment to the Accounting Agency Agreement, dated August 17, 2017 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-r)	Amendment to the Accounting Agency Agreement, dated June 1, 2018 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-s)	Amendment to the Accounting Agency Agreement, dated October 15, 2018 (incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement, filed with the SEC on April 16, 2020)

(13-t)	Amendment to the Accounting Agency Agreement, dated December 7, 2021 (incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement, filed with the SEC on April 14, 2022)

(14)	Consent of Independent Registered Public Accounting Firm of Registrant (incorporated by reference to Registrant’s Registration Statement on Form N-14, filed with the SEC on June 2, 2023)

(15)	Not Applicable

(16)	Power of Attorney (incorporated by reference to Registrant’s Registration Statement on Form N-14, filed with the SEC on June 2, 2023)

(17)	Not Applicable

(18)	Not Applicable

Item 17.	UNDERTAKINGS

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, the Registrant certifies that it has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York and State of New York on the 1st day of December, 2023.

THE ALGER PORTFOLIOS

By:	/s/ Hal Liebes
Hal Liebes

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hal Liebes	President (Principal Executive Officer)	December 1, 2023
Hal Liebes

/s/ Michael D. Martins	Treasurer (Principal Financial Officer)	December 1, 2023
Michael D. Martins

*	Trustee	December 1, 2023
Charles F. Baird

*	Trustee	December 1, 2023
Roger P. Cheever

*	Trustee	December 1, 2023
Hilary M. Alger

*	Trustee	December 1, 2023
David Rosenberg

*	Trustee	December 1, 2023
Nathan E. Saint-Amand

*By:	/s/ Hal Liebes
Attorney-in-Fact, Hal Liebes

Exhibit Index

(1-d) Amendment to Declaration of Trust, dated November 29, 2023.

(12) Opinion and Consent of counsel regarding tax matters.